Exhibit 99
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS, INC. ANNOUNCES APPROACH FROM THIRD
PARTIES REGARDING POTENTIAL SALE
FRANKLIN, Tenn. — (March 10, 2010) - Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) announced today that it has been approached by third parties in connection with a potential acquisition of PSI. In order to consider possible responses, PSI has formed a special committee of the Board of Directors, which has retained Goldman, Sachs & Co. and Shearman & Sterling LLP as its financial and legal advisors, respectively.
There can be no assurance that any transaction for a purchase of PSI will take place. PSI does not expect to make further public comments regarding these matters unless and until it enters into a definitive agreement with respect to a transaction or determines that none will be pursued.
About Psychiatric Solutions, Inc.
PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with over 11,000 beds in 32 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
Cautionary Statement Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results, prospects or opportunities to differ materially from those expressed in, or implied by, any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) general economic and business conditions; (2) PSI’s ability to comply with applicable licensure and accreditation requirements; (3) risks inherent to the health care industry, including government investigations, the impact of unforeseen changes in regulation, decreases in reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients, stockholders and others; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs; and (5) PSI’s ability to improve the operations of its inpatient facilities and successfully integrate recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.